Exhibit 99.1

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES FINANCING UPDATE

OUTSTANDING $10 MILLION BRIDGE LOAN EXTENDED AND COMPANY WORKING WITH HANLONG ON SECURING AN ADDITIONAL CHINESE FINANCING PARTNER

LAKEWOOD, COLORADO — April 3, 2013, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, announced an agreement with Hanlong (USA) Mining (“Hanlong”) to amend the parties’ Bridge Loan Agreement extending the maturity date of its outstanding $10 million Bridge Loan to November 16, 2013 from April 30, 2013. The new maturity date corresponds to the deadline for Hanlong’s obligation to procure the $665 million Chinese sourced Term Loan and is intended to provide General Moly with greater financial flexibility in the interim. Further, the parties agreed to the expiration of the second $10 million tranche of the original $20 million Bridge Loan Facility effective March 31, 2013.

Bruce D. Hansen, Chief Executive Officer of General Moly, said “In addition to extending the Bridge Loan, we are working with Hanlong to secure another Chinese strategic partner to help advance the full financing of the Mt. Hope Project. We feel this path provides the most promise in the near term given China’s strategic long-term view towards moly sourcing, our current exclusivity agreement with Hanlong, and taking into account the Company’s advanced stage of loan negotiations with China Development Bank.”

Mr. Hansen added, “The Company has made substantial progress with regards to our preliminary construction activities at Mt. Hope including early well field development, clearing and grubbing of terrain and cultural clearance. Moreover, we maintain a strong liquidity position and anticipate reporting an unrestricted cash position ranging from $54 to $58 million at the end of the first quarter with an additional $36 million in restricted cash. We will continue to prudently manage our cash position going forward as we progress our efforts toward full financing.”

In March 2010, Hanlong agreed to provide a $20 million Bridge Loan to General Moly, available in two equal $10 million tranches. On April 28, 2010, General Moly drew down the first $10 million tranche. The first tranche of the Bridge Loan bears interest at a rate tied to the LIBOR plus 2% per annum.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes, including recent request for preliminary injunction and appeal of the ROD.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  The bank financing and subordinated loans are subject to final negotiation and satisfaction of conditions precedent.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.